Exhibit 10.3

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [***].

LICENSE AND COLLABORATION AGREEMENT

BETWEEN

ORIC PHARMACEUTICALS, INC.

AND

VORONOI INC.

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (“Agreement”) dated as of 19th day of October, 2020 (“Effective Date”), is entered into between Voronoi Inc., a limited corporation duly established under the Republic of Korea’s commercial code having offices at S 18th F, Songdogwahak-ro 32[IT Center], Yeonsu-gu, Incheon, Korea (“Voronoi”) and ORIC Pharmaceuticals, Inc., a Delaware corporation having business offices at 240 East Grand Ave, 2nd Floor, South San Francisco, CA, 94080 (“ORIC”).

BACKGROUND

A. Voronoi has developed certain proprietary EGFR/HER2 exon 20 inhibitors and controls certain related Patents and know-how;

B. ORIC and Voronoi wish to collaborate on the further development of EGFR/HER2 exon 20 inhibitors in the Republic of Korea;

C. ORIC desires to obtain from Voronoi and Voronoi desires to grant to ORIC certain rights and licenses with respect to the development and commercialization of EGFR/HER2 exon 20 inhibitors in the ORIC Territory, all on the terms and conditions set forth herein; and

D. Simultaneously with entering into this Agreement, the Parties are entering into a stock issuance agreement and a standstill and stock restriction agreement (collectively, the “Stock Issuance Agreements”), pursuant to which ORIC will issue to Voronoi shares of common stock of ORIC on the terms and conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 “Affiliate” of a Party means any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Party, as the case may be. As used in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of more than fifty percent (50%) of the voting share capital in such Person, or by contract or otherwise.

1.2 “Annual Net Sales” means the aggregate Net Sales of all Licensed Products for a particular calendar year.

1.3 “Clinical Studies” means any human clinical study or clinical trial of a Licensed Product.

1.4 “CMC Data” means the analytical and quality control data, stability data, and other chemistry, manufacturing and control data that is filed or required to be filed to obtain authorization to conduct Clinical Studies or to obtain or maintain Regulatory Approval for a Licensed Product.

1.5 “Combination Product” means a Licensed Product that is comprised of or contains one (1) or more Licensed Compounds as an active ingredient together with one (1) or more Other Active Ingredients, whether in the same or different formulations, so long as both the Licensed Compounds(s) and Other Active Ingredient(s) are sold as a single unit or for a single price.

1.6 “Commercialization” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing, having imported, exporting, having exported, distributing, having distributed, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance and reporting of or otherwise commercializing Licensed Compounds, Licensed Products and/or Companion Diagnostics. “Commercialize” and “Commercializing” have the correlative meanings.

1.7 “Commercially Reasonable Efforts” means [***].

1.8 “Companion Diagnostic” means a product, test or procedure to identify patients who may or may not benefit from a Licensed Product, to monitor the progress or effect of therapy using or exposure levels of a Licensed Product, or to provide information used to measure, guide or inform the diagnosis, treatment or prognosis of a patient with a Licensed Product.

1.9 “Compulsory License” means, with respect to a Licensed Product in a jurisdiction within the ORIC Territory, a license, or rights granted, or compelled to be granted, to a Third Party by a governmental authority within such jurisdiction to Commercialize such Licensed Product in such jurisdiction.

1.10 “Compulsory Licensee” means a Third Party granted a Compulsory License.

1.11 “Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights, material, data and/or other information or subject matter, means the possession by a Person of the ability (whether by ownership or license, other than pursuant to a license granted to such Person by a Party to this Agreement) to grant the applicable access to, or a license or sublicense under this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

1.12 “Cover” means, with respect to a product, technology, process or method, that in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue as then being prosecuted). “Covering” and “Covered by” have the correlative meanings.

1.13 “Data” means any and all manufacturing data (including without limitation, CMC Data), research data, pharmacology data, preclinical data, clinical data and/or all Regulatory Filings and/or other regulatory documentation, information and submissions pertaining to, or made in association with an IND, Marketing Approval Application, or Regulatory Approval, for a Licensed Compound, Licensed Product and/or Companion Diagnostic, in each case to the extent Controlled by Voronoi as of the Effective Date or during the term of this Agreement.

1.14 “Development” or “Develop” means (a) non-clinical and clinical research and drug development activities with respect to Licensed Compounds and/or Licensed Products, including nonclinical development, toxicology, pharmacology, statistical analysis, Clinical Studies (including pre- and post-approval studies), regulatory affairs, and regulatory activities pertaining to designing and carrying out Clinical Studies and obtaining Regulatory Approvals (excluding regulatory activities directed to obtaining pricing and reimbursement approvals), (b) Manufacturing Process development and generation of CMC Data for Licensed Compounds and/or Licensed Products and (c) non-clinical and clinical research and development activities with respect to a Companion Diagnostic.

1.15 “Development and Research Costs” means [***].

1.16 “Development and Research Cost Threshold” means the first [***] of Development and Research Costs, which Voronoi shall solely bear.

1.17 “Existing CMO” means each of [***].

1.18 “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions.

1.19 “Field” means any and all indications and uses, including diagnostic uses.

1.20 “First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for monetary value of a Licensed Product in a country in the ORIC Territory for use or consumption by a Third Party end user, in each case, after all Regulatory Approvals have been obtained for such country and where such disposition or transfer results in a recordable Net Sale in accordance with ORIC’s, or its Affiliate’s or Sublicensee’s, applicable accounting practices (consistently applied).

1.21 “First Indication” means, on a country-by-country basis, the first cancer Indication (a) which a Licensed Product that is being tested in a Clinical Study is intended to treat in such Clinical Study or (b) for which a Licensed Product has received Regulatory Approval from the applicable Regulatory Authority in (i) the U.S., (ii) a Major European Union Country or (iii) Japan, as applicable.

1.22 “Generic Version” means, with respect to a particular Licensed Product and a particular country, any pharmaceutical product that: (a) contains the same active pharmaceutical ingredient(s) as such Licensed Product, (b) is approved by the Regulatory Authority in such country as a substitutable generic for such Licensed Product [***], including through an ANDA or an application under §505(b)(2) of the U.S. Federal Food, Drug and Cosmetic Act, or any enabling legislation thereof, or any similar procedure outside the United States, in each case now or in the future; and (c) is sold in such country by a Person other than ORIC, its Affiliates or Sublicensees.

1.23 “Good Clinical Practice” or “GCP” means the current standards for clinical studies for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice.

1.24 “Good Laboratory Practice” or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.25 “Good Manufacturing Practices” or “GMP” means current good manufacturing practices and standards as provided for (and as amended from time to time) in (i) European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products), (ii) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (iii) the principles detailed in the ICH Q7 guidelines, and (iv) the equivalent applicable law in any relevant country, each as may be amended and applicable from time to time, subject to any arrangements, additions, or clarifications agreed in writing from time to time between the Parties.

1.26 “IND” means an Investigational New Drug application, as defined in the U.S. Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or comparable filing in a foreign jurisdiction, in each case with respect to a Licensed Product for use within the Field.

1.27 “Indication” means [***].

1.28 “Initiation” means, with respect to any Clinical Study, the first dosing of the fifth human subject in such Clinical Study.

1.29 “Invention” means any invention, whether or not patentable, made in the course and as a result of the conduct of activities conducted pursuant to this Agreement.

1.30 “Joint Invention” means any Invention made jointly by one or more employees, consultants or contractors of ORIC or any of its Affiliates and one or more employees, consultants or contractors of Voronoi or any of its Affiliates.

1.31 “Joint Patent” means any Patent claiming a Joint Invention.

1.32 “Licensed Compound” means (a) any pharmaceutically active compound Controlled by Voronoi or any of its Affiliates, [***].

1.33 “Licensed Product” means any pharmaceutical product containing, incorporating or comprising a Licensed Compound as an active pharmaceutical ingredient in any form, formulation, mode of administration, presentation or dosage form.

1.34 “Licensed Target” means, individually, each of the following having one or more exon 20 insertion mutations: (a) EGFR, (b) HER2 and (c) [***]; collectively, such targets the “Licensed Targets”.

1.35 “Major European Union Country” means, individually, each of France, Germany, Italy and Spain; and collectively, such countries the “Major European Union Countries”.

1.36 “Major Market” means, individually, each of the United States, the Major European Union Countries and Japan; and collectively, such countries the “Major Markets”.

1.37 “Manufacturing Process” means the process for the manufacture of a Licensed Compound or Licensed Product, as applicable, including without limitation the manufacturing methods, test methods, specifications, materials, and other procedures, directions and controls associated with the manufacture and testing of such Licensed Compound or Licensed Product, as applicable.

1.38 “Marketing Approval Application” (or “MAA”) means an application requesting Regulatory Approval for the marketing and/or commercialization of a Licensed Product for a particular Indication in a particular jurisdiction filed with the relevant Regulatory Authorities in such jurisdiction.

1.39 “MFDS” means the Ministry of Food and Drug Safety in the Republic of Korea.

1.40 “Net Receipts” means all amounts actually received by ORIC or any of its Affiliates from any Compulsory Licensee in consideration of the sale of a Licensed Product.

1.41 “Net Sales” means the sales revenues received by ORIC, its Affiliates and/or Sublicensees, from sales of Licensed Products to Third Party customers, less reasonable and customary deductions for the following items incurred with respect to sales to such customers:

(a) trade, cash and quantity discounts;

(b) price reductions including co-pay assistance, compulsory refunds and any other patient payment assistance programs, retroactive price adjustments with respect to sales of a Licensed Product, chargebacks and rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities (or their respective agencies, purchasers and reimbursers) or to trade customers, including wholesalers and chain and pharmacy buying groups, in each case related specifically to such Licensed Product;;

(c) amounts repaid or credited by reason of rejections, defects, damaged, outdated or recalled Licensed Products, returned goods allowance, billing errors, or because of retroactive price reductions, including rebates or wholesaler chargebacks, as well as credit card charges (including processing fees);

(d) the portion of [***] fees paid during the relevant time period to [***] relating to such Licensed Product;

(e) fees paid to [***] (excluding any sales representatives of ORIC or any of its Affiliates or Sublicensees) with respect to a Licensed Product;

(f) tariffs, taxes, customs duties and other governmental charges (including any tax such as a value added, sales or similar tax or government charge, except to the extent reimbursed, [***];

(g) a lump sum deduction of [***] of such sales revenues from Licensed Products in lieu of itemized deductions for [***] related to such Licensed Product.

For clarity, sales of Licensed Products between or among ORIC and its Affiliates and Sublicensees for resale shall be excluded from Net Sales, but the subsequent resale of Licensed Products shall be included in Net Sales. Transfers, use or sales of Licensed Products for research, Development (including for Clinical Studies), promotional or advertising purposes or as donations or the like or as “treatment IND sales,” “named patient sales,” “compassionate use sales” or pursuant to any expanded access programs, in each case, shall not be included in Net Sales. [***].

The gross amount received for any Licensed Product included in a Combination Product shall be calculated by multiplying [***].

1.42 “NSCLC” means non-small cell lung cancer.

1.43 “ORIC Invention” means any Invention made solely by one or more employees, consultants or contractors of ORIC or any of its Affiliates.

1.44 “ORIC Patent” means any Patent claiming an ORIC Invention.

1.45 “ORIC Territory” means worldwide, excluding the Voronoi Territory.

1.46 “Other Active Ingredient” means [***].

1.47 “Party” means Voronoi or ORIC, individually; and “Parties” means Voronoi and ORIC, collectively.

1.48 “Patent(s)” means (a) all national, regional and international patents and patent applications filed in any country of the world, including without limitation provisional patent applications, (b) all patent applications filed either from such patents and patent applications or from a patent application claiming priority from any of these, including any continuation, continuation- in-part, division, provisional, converted provisional and continued prosecution applications, or any substitute applications, (c) any patent issued with respect to or in the future issued from any such patent applications including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.49 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.50 “Phase 1 Clinical Study” means a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety, tolerability and/or pharmacokinetics in healthy individuals or patients and that would satisfy the requirements under 21 C.F.R. § 312.21(a) for the U.S., as amended from time to time, or the corresponding foreign regulations for a comparable filing with a comparable Regulatory Authority.

1.51 “Phase 2 Clinical Study” means a human clinical trial of a Licensed Product, the principal purpose of which is the preliminary determination of efficacy and/or preliminary establishment of appropriate dose ranges for efficacy and safety in patients with the disease or condition being studied and that would satisfy the requirements under 21 C.F.R. § 312.21(b) for the U.S., as amended from time to time, or the corresponding foreign regulations for a comparable filing with a comparable Regulatory Authority. [***].

1.52 “Phase 2a Clinical Study” means [***].

1.53 “Phase 3 Clinical Study” means a human clinical trial of a Licensed Product, (a) the principal purpose of which is to establish safety and efficacy in patients with the disease being studied and that would satisfy the requirements under 21 C.F.R. §312.21(c) for the U.S., as amended from time to time, or the corresponding foreign regulations for a comparable filing with a comparable Regulatory Authority, and (b) [***].

1.54 “PMDA” means the Pharmaceutical and Medical Devices Agency in Japan.

1.55 “Pricing and Reimbursement Approval” means, with respect to any country or jurisdiction in the ORIC Territory in which governmental authorities determine the pricing at which a Licensed Product will be reimbursed, the approval, agreement, determination or decision by the applicable governmental authorities establishing the pricing and reimbursement status for such Licensed Product.

1.56 “Prior CDA” means that certain Mutual Non-Disclosure Agreement between the parties dated [***].

1.57 “Product Trademark” means the trademark(s) to be used by ORIC or its Affiliates for the Commercialization of the Licensed Products in the Field in the ORIC Territory and any registrations thereof or any pending applications relating thereto in the ORIC Territory (excluding, in any event, any trademarks that include any corporate name or logo of the Parties or their Affiliates).

1.58 “Qualified Licensee” means [***].

1.59 “Regulatory Approval” means all approvals, licenses, registrations or authorizations of any governmental entity that are necessary for the manufacturing, use, storage, import, transport and sale of Licensed Compounds, Licensed Products and/or Companion Diagnostics in a regulatory jurisdiction, including in each case, Pricing and Reimbursement Approval.

1.60 “Regulatory Authority” means any national (e.g., the FDA or PMDA) or, supranational (e.g., the EC or the EMA), or other governmental entity in any jurisdiction of the world involved in the granting of Regulatory Approval for pharmaceutical products.

1.61 “Regulatory Filing” means all approvals, licenses, registrations, submissions and authorizations made to or received from a Regulatory Authority in a jurisdiction necessary for or in connection with the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs, Marketing Approval Applications and Regulatory Approvals.

1.62 “Research and Development Budget” means the budget for the performance by Voronoi of the Development activities that are allocated to Voronoi under the Research and Development Plan. A preliminary outline of the Research and Development Budget is included in the Preliminary Research and Development Plan (“Preliminary Research and Development Budget”).

1.63 “Research and Development Plan” means the plan for the Development of the Licensed Compounds and Licensed Products in the ORIC Territory, as may be modified from time to time as set forth in Article III and Section 4.3(b). A preliminary outline of the Research and Development Plan is attached hereto as Exhibit 1.62 (“Preliminary Research and Development Plan”).

1.64 “ROFN Target” means, individually, each of the following: [***].

1.65 “Second Indication” means [***].

1.66 “Sublicensee” means a Third Party that has been granted a right to sell, market, distribute and/or promote Licensed Products in the ORIC Territory pursuant to Section 2.2 excluding any [***] of a Licensed Product who does not market or promote such Licensed Product and excluding any Compulsory Licensee.

1.67 “Territory” means the Voronoi Territory or the ORIC Territory, as applicable.

1.68 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.69 “Valid Claim” means [***].

1.70 “Voronoi Invention” means any Invention made solely by one or more employees, consultants or contractors of Voronoi or any of its Affiliates, except the Results.

1.71 “Voronoi Know-How” means all proprietary scientific, medical, technical, regulatory and other information Controlled by Voronoi or any of its Affiliates as of the Effective Date or during the term of this Agreement and [***] for the Development, manufacture or Commercialization of a Licensed Compound, Licensed Product and/or Companion Diagnostic (including the Data and Voronoi Inventions).

1.72 “Voronoi Patents” means (a) the Patents listed on Exhibit 1.71 and (b) any other Patents that are Controlled by Voronoi or any of its Affiliates as of the Effective Date or during the term of this Agreement and Cover the Development, manufacture or Commercialization of a Licensed Compound, Licensed Product and/or Companion Diagnostic.

1.73 “Voronoi Territory” means the People’s Republic of China, Hong Kong, Macau and Taiwan.

1.74 Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

Term	Section Defined	Term	Section Defined
Acquisition	16.9	Indemnitor	14.3
Agreement	PREAMBLE	[***]	[***]
Alliance Manager	3.6	Joint Steering Committee or JSC	3.1
Audited Party	8.5(a)	Liabilities	14.1
Auditing Party	8.5(a)	Negotiation Period	2.6
Availability Notice	2.6	Opt-Out Date	7.6(b)
Available Technology	2.6	Opt-Out Notice	7.6(b)
Clinical Supply Agreement	5.4(d)	ORIC	PREAMBLE
Confidential Information	9.1	ORIC Indemnitees	14.2
[***]	[***]	Payee	7.6(a)
Development and Research Cost Report	7.6(a)	Payor	7.6(a)
Development Cost Threshold	7.6	Prior Development and Research Costs	1.15
Development Milestone Event	7.2(a)	[***]	[***]
Development Supply	5.4(a)	Recall Costs	14.5(b)
[***]	[***]	Receiving Party	9.1
Disclosing Party	9.1	Representatives	9.1
[***]	[***]	Results	4.2(a)
[***]	7.2(b)(v)	Royalty Floor	7.4(c)(v)
Dispute	15.1	Royalty Report	7.4(d)
Effective Date	PREAMBLE	Royalty Term	7.4(b)
[***]	[***]	Rules	15.2(a)
Expert	15.2(a)	Sales Milestone Event	7.3(a)
[***]	[***]	SEC	9.3(e)
[***]	[***]	Senior Executives	3.5
FCPA	13.4(b)	Stock Issuance Agreements	PREAMBLE
[***]	[***]	Subcontractor	4.2(b)
[***]	[***]	Third Party Claim	14.1
[***]	[***]	Voronoi	PREAMBLE
Government Official	13.4(b)	Voronoi Indemnitees	14.1
Indemnitee	14.3	[***]	[***]
		[***]	[***]

CONFIDENTIAL

FINAL

ARTICLE II

GRANT OF LICENSE

2.1 Licenses.

(a) Development License. Subject to the terms and conditions of this Agreement, Voronoi hereby grants to ORIC: (i) an exclusive (even as to Voronoi and its Affiliates) license, with the right to grant and authorize sublicenses as provided in Section 2.2, under the Voronoi Patents and Voronoi Know-How to Develop Licensed Compounds, Licensed Products and Companion Diagnostics in the Field in the ORIC Territory and (ii) subject to Section 4.8, an exclusive license (even as to Voronoi and its Affiliates), with the right to grant and authorize sublicenses as provided in Section 2.2, under the Voronoi Patents and Voronoi Know-How to perform Development activities with respect to Licensed Compounds, Licensed Products and Companion Diagnostics in the Field in the Voronoi Territory solely for the purpose of Developing, obtaining Regulatory Approval for and Commercializing Licensed Products and Companion Diagnostics in and for the ORIC Territory.

(b) Manufacturing License. Subject to the terms and conditions of this Agreement, Voronoi hereby grants to ORIC: (i) an exclusive (even as to Voronoi and its Affiliates) license, with the right to grant and authorize sublicenses as provided in Section 2.2, under the Voronoi Patents and Voronoi Know-How to manufacture Licensed Compounds, Licensed Products and Companion Diagnostics in the Field in the ORIC Territory and (ii) an exclusive license (even as to Voronoi and its Affiliates), with the right to grant and authorize sublicenses as provided in Section 2.2, under the Voronoi Patents and Voronoi Know-How to manufacture Licensed Compounds, Licensed Products and Companion Diagnostics in the Field in the Voronoi Territory solely for the purpose of Developing, obtaining Regulatory Approval for and Commercializing Licensed Products and Companion Diagnostics in and for the ORIC Territory.

(c) Commercialization License. Subject to the terms and conditions of this Agreement, Voronoi hereby grants to ORIC: (i) an exclusive (even as to Voronoi and its Affiliates) license, with the right to grant and authorize sublicenses as provided in Section 2.2, under the Voronoi Patents and Voronoi Know-How to Commercialize Licensed Compounds, Licensed Products and Companion Diagnostics in the Field in the ORIC Territory and (ii) an exclusive license (even as to Voronoi and its Affiliates), with the right to grant and authorize sublicenses as provided in Section 2.2, under the Voronoi Patents and Voronoi Know-How to perform Commercialization activities with respect to Licensed Compounds, Licensed Products and Companion Diagnostics in the Field in the Voronoi Territory solely for the purpose of Commercializing Licensed Products and Companion Diagnostics in and for the ORIC Territory.

(d) Certain Clarifications. Voronoi shall have the right to practice the Voronoi Patents and Voronoi Know-How to: (i) manufacture Licensed Compounds, Licensed Products and Companion Diagnostics in the ORIC Territory solely for the purpose of Development of, obtaining Regulatory Approval for and Commercializing Licensed Products and Companion Diagnostics in and for the Voronoi Territory; and (ii) Develop Licensed Compounds and Licensed Products in and/or for the Republic of Korea solely in accordance with the terms of this Agreement and the Research and Development Plan.

2.2 Sublicensing. ORIC shall have the right to grant and authorize sublicenses under the rights granted to ORIC under Section 2.1 to one or more of its Affiliates or Third Parties.

2.3 Transfer of Voronoi Know-How.

(a) Initial Transfer. Promptly following the Effective Date and in any event no later than thirty (30) days thereafter, Voronoi shall, and if applicable, shall cause its Affiliates to, transfer to ORIC all Voronoi Know-How existing as of such date; provided that if, despite exercising diligent efforts in connection with such transfer of Voronoi Know-How, Voronoi is unable to transfer (or have transferred) all of the Voronoi Know-How to ORIC within such thirty (30) day period, Voronoi shall continue to exercise diligent efforts to complete such transfer of Voronoi Know-How to ORIC as soon as reasonably practicable. Promptly upon ORIC’s request, Voronoi shall, and if applicable, shall cause its Affiliates and Third Party manufacturers to, transfer some or all supplies of Licensed Compounds in Voronoi’s or any of its Affiliates’ Control as of the Effective Date, without additional charge, except that [***] Prior to any such transfer, Voronoi shall hold and maintain under proper storage conditions such Licensed Compounds for the benefit of ORIC.

(b) Ongoing Transfer. Without limiting Section 2.3(a), during the term of this Agreement, Voronoi shall, and if applicable, shall cause its Affiliates to, promptly transfer to ORIC all Voronoi Know-How that has not previously been provided to ORIC hereunder, including all Results. Voronoi shall provide the same in electronic form to the extent the same exists in electronic form, and shall provide copies or an opportunity to inspect (and copy) for all other materials comprising such Voronoi Know-How (including for example, original patient report forms and other original source data).

(c) Cooperation. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Voronoi Know-How in accordance with this Section 2.3. It is understood all Voronoi Know-How shall be made available to ORIC in the language in which it was created together, to the extent requested by ORIC, with a complete, certified English translation of the same, which translation will be at [***]. Upon the request of ORIC, Voronoi shall, and if applicable, shall cause its Affiliates to, reasonably cooperate with and assist ORIC as may be necessary or desirable in order to allow ORIC to understand the Voronoi Know-How and to utilize the Voronoi Know-How for the purposes contemplated in this Agreement.

2.4 Territorial Integrity.

(a) To the extent permitted under applicable law, ORIC agrees that neither it, nor any of its Affiliates or Sublicensees, will sell or provide Licensed Compounds or Licensed Products to any Third Party, if ORIC or its relevant Affiliate knows, or has reason to know, that such Licensed Compounds or Licensed Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the Voronoi Territory.

(b) To the extent permitted under applicable law, Voronoi agrees that neither it, nor any of its Affiliates or licensees, will sell or provide Licensed Compounds or Licensed Products to any Third Party, if Voronoi or its relevant Affiliate knows, or has reason to know, that such Licensed

Compounds or Licensed Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the ORIC Territory.

2.5 [***].

(a) [***].

(b) [***].

(c) [***].

2.6 Right of First Negotiation. Prior to Voronoi negotiating a term sheet with any Third Party with respect to any grant of rights to develop or commercialize any compound or product, the intended mechanism of action of which is to inhibit or modulate a ROFN Target by directly binding thereto, Voronoi shall notify ORIC thereof (such rights with respect to any such compound(s) and/or product(s), “Available Technology”, and such notice, an “Availability Notice”). If ORIC notifies Voronoi within [***] of ORIC’s receipt of an Availability Notice that it desires to obtain rights to the Available Technology specified in such Availability Notice, then the Parties shall negotiate in good faith on an exclusive basis the grant of such rights to ORIC for a period of up to [***] (“Negotiation Period”). Failure by ORIC to give written notice to Voronoi of its interest in negotiating the grant of rights to ORIC with respect to Available Technology within [***] days after ORIC’s receipt of an Availability Notice from Voronoi shall be deemed a waiver by ORIC of its right of first negotiation with respect to the Available Technology specified in such Availability Notice. In the event that ORIC and Voronoi fail to execute a definitive agreement within the Negotiation Period following the notice from ORIC of its desire to negotiate rights to the Available Technology specified in such Availability Notice, [***].

2.7 No Other Rights. Except for the rights and licenses expressly granted in this Agreement, each Party retains all rights under its intellectual property, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise. For clarity, the licenses and rights granted in this Agreement shall not be construed to convey any licenses or rights with respect to any Other Active Ingredient that is proprietary to the granting Party.

ARTICLE III

GOVERNANCE

3.1 Joint Steering Committee. Within [***] days following the Effective Date, Voronoi and ORIC shall establish a Joint Steering Committee (“Joint Steering Committee” or “JSC”) to oversee and coordinate the Development of Licensed Products in the Republic of Korea, review and coordinate the Development of Licensed Products in the Voronoi Territory and otherwise provide a forum for information sharing with respect to the Development of Licensed Compounds and Licensed Products in the Territory, subject to the provisions of this Article III.

3.2 Role. The JSC shall:

(a) Review and discuss Voronoi’s activities to be conducted under the Research and Development Plan, and the results thereof;

(b) Review and approve any proposed modification to the Development activities allocated to Voronoi under the Research and Development Plan and any proposed modification to the Research and Development Budget;

(c) Review and approve a transition plan in the event of any transition of responsibility from Voronoi to ORIC under the Research and Development Plan;

(d) Provide a forum for each Party to keep the other Party reasonably informed with respect to the Development activities conduct by or under the authority of such Party or its Affiliates with respect to Licensed Compounds and Licensed Products in the Territory; and

(e) Perform such other duties as are specifically assigned to the JSC in this Agreement.

3.3 Committee Membership. The JSC shall be composed of an equal number of representatives from each of ORIC and Voronoi, selected by such Party. Unless the Parties otherwise agree, ORIC and Voronoi shall each be entitled to appoint two (2) representatives to the JSC. Either Party may replace its respective JSC representatives at any time with prior written notice to the other Party. Each representative to the JSC shall be an employee of the applicable Party, unless otherwise agreed by both Parties.

3.4 Committee Meetings. The JSC shall meet at least once each [***], or as more or less often as otherwise agreed to by the Parties. All JSC meetings may be conducted by telephone, video-conference, in person, or written consent as determined by the JSC. Each Party shall bear its own personnel and travel costs and expenses relating to JSC meetings. With the prior written consent of the other Party (not to be withheld unreasonably), other employee representatives of a Party may attend any JSC meeting as non-voting observers.

3.5 Decision-Making. Decisions of the JSC shall be made [***], with the representatives of each Party [***]. If the JSC cannot reach consensus as to any matter within the JSC’s decision-making authority within [***] days (or such longer period as may be mutually agreed by the Parties) from the date when such matter has been discussed in the JSC, then either Party may, by written notice to the other Party, have such matter referred to the Chief Executive Officer of ORIC (or his or her designee) and the Chief Executive Officer of Voronoi (or his or her designee) (collectively, the “Senior Executives”) who shall meet promptly and negotiate in good faith to resolve the dispute. If, despite such good faith efforts, the Senior Executives are unable to resolve such dispute within [***] days (or such longer period as may be mutually agreed by the Parties), then [***].

3.6 Alliance Managers. Within [***] days following the Effective Date, each Party shall appoint a representative (“Alliance Manager”) to facilitate communications between the Parties (including, coordinating the transfer of Data and other Voronoi Know-How as required under this Agreement) and to act as a liaison between the Parties with respect to such other matters as the Parties may mutually agree in order to maximize the efficiency of the collaboration. Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.

3.7 Scope of Governance. Notwithstanding the creation of the JSC, each Party shall retain the rights, powers and discretion granted to it hereunder, and the JSC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC shall not have the power to amend or modify this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion except as expressly granted to the Alliance Managers hereunder and in no event shall the Alliance Managers have any power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC.

3.8 Discontinuation of JSC. The JSC shall continue to exist until the first to occur of: (a) Parties mutually agreeing to disband the JSC, (b) Voronoi’s completion of the activities set forth in the Research and Development Plan allocated to Voronoi or (c) the Opt-Out Date. Once the JSC is disbanded, the JSC shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the points of contact for the exchange of information under this Agreement and decisions of the JSC (if any) shall be made [***] of the Parties, provided that if the Parties do not reach [***].

ARTICLE IV

DEVELOPMENT AND REGULATORY ACTIVITIES

4.1 Overview. Except as expressly set forth in this Article IV, each Party, directly and/or through its Affiliates and/or one or more Third Parties, shall have the sole right and responsibility for the Development of Licensed Products within its respective Territory and shall bear all of the costs and expenses incurred in connection therewith.

4.2 Development by Voronoi in ORIC Territory.

(a) Subject to the terms of this Article IV, Voronoi, directly and/or through its Affiliates and/or one or more Third Parties, shall be responsible for the performance of Development activities that are allocated to Voronoi under the Research and Development Plan and, except as otherwise set forth in Section 7.6, shall bear all of the costs and expenses incurred in connection therewith. Voronoi shall conduct such Development activities in consultation with ORIC and in accordance with the Research and Development Plan and the Research and Development Budget and Voronoi shall not conduct any other Development activities outside of the Research and Development Plan in the ORIC Territory except with ORIC’s prior written consent. ORIC shall own, and Voronoi hereby assigns to ORIC, all right, title and interest in and to any information, data and/or materials (including patient samples collected in performance of any Clinical Studies) generated or collected by or on behalf of Voronoi or any of its Affiliates or any Third Party acting under Voronoi’s or its Affiliate’s authority in the performance of Voronoi’s activities under the Research and Development Plan, including all intellectual property rights therein (“Results”). Results shall be the Confidential Information of both Parties (with each of ORIC and Voronoi deemed the Receiving Party of Results), and with respect to Results, the exceptions set forth in Section 9.2(b) and 9.2(d) shall not apply.

(b) Voronoi may subcontract the performance of any Development activities that are allocated to Voronoi under the Research and Development Plan to one or more of its Affiliates or Third Parties only with [***] (each such Affiliate or Third Party, a “Subcontractor”) [***].

(c) [***].

4.3 Research and Development Plan.

(a) Initial Research and Development Plan. Within [***] after the Effective Date, the Parties shall agree upon an initial Research and Development Plan that is consistent with the Preliminary Research and Development Plan and an initial Research and Development Budget that is consistent with the Preliminary Research and Development Budget.

(b) Changes to the Research and Development Plan. ORIC shall have the right to amend the Research and Development Plan from time-to-time at its discretion by providing written notice thereof to Voronoi, provided however that modification to the Development activities allocated to Voronoi under the Research and Development Plan and any modification to the Research and Development Budget shall be subject to review and approval by the JSC. Voronoi may propose amendments to the Development activities allocated to Voronoi under the Research and Development Plan and/or amendments to the Research and Development Budget, and shall submit any such proposed amendment to the JSC for review and approval. Once approved by the JSC, any such amendment shall become effective. Approval of any such amendment by the JSC shall be determined in accordance with Section 3.5. For avoidance of doubt, with respect to Development activities to be conducted under the Research and Development Plan, ORIC shall (through the JSC): (i) not have the right to increase Voronoi’s obligations under the then-current Research and Development Plan or Research and Development Budget, (ii) have the right to assume responsibility for the performance and costs of any of Voronoi’s Development activities under the then-current Research and Development Plan by allocating such activities to ORIC, and (iii) have the right to amend the Research and Development Plan to include Development activities for ORIC that are not allocated to either ORIC or Voronoi in the then-current Research and Development Plan.

(c) Conduct of the Research and Development Plan. Each of Voronoi and ORIC shall [***], the activities assigned to it in the Research and Development Plan. Each Party shall carry out all such activities in accordance with the then-current Research and Development Plan and the provisions of this Agreement. Each Party will conduct such Development activities in good scientific manner and in compliance with applicable laws, including laws regarding environmental, safety and industrial hygiene, Good Laboratory Practices, Good Manufacturing Practices, Good Clinical Practices, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects, in each case, to the extent applicable to a given activity.

(d) Day-to-Day Responsibility. Each Party shall be responsible for the day-to-day implementation of any Development activities for which it (or any of its Affiliates) is assigned responsibility under the Research and Development Plan, and will keep the other Party reasonably informed as to the progress of such activities.

(e) [***].

4.4 Development Efforts. ORIC, directly and/or through its Affiliates, Sublicensees and/or other Third Parties, will use Commercially Reasonable Efforts to Develop, including seeking Regulatory Approval for, at least one (1) Licensed Product in [***] in the Major Markets.

4.5 Development Reports. Within [***] days after the first (1st) anniversary of the Effective Date and each anniversary of the Effective Date thereafter [***], each Party will provide to the other Party a written update summarizing the material activities conducted by such Party in the preceding [***] period, and anticipated to be conducted by such Party in the following [***] month period, with respect to the Development of Licensed Products in the ORIC Territory, including any material interactions with Regulatory Authorities in the ORIC Territory with respect to Licensed Products during the preceding [***] period.

4.6 Compliance Audits. With respect to any facility or site at which Voronoi or any of its Affiliates or any Third Party acting on Voronoi’s behalf conducts Development activities in the ORIC Territory, ORIC shall have the right, at its expense, upon reasonable written notice to Voronoi (and, if applicable, such Affiliate), and during normal business hours, to inspect such site and facility and any records relating thereto once per year, or more often with cause, to verify compliance with the terms of this Agreement relating to compliance with all applicable laws, including Good Laboratory Practices, Good Manufacturing Practices, Good Clinical Practices and current standards for pharmacovigilance practice.

4.7 Development in the Voronoi Territory.

(a) Within [***] after the first (1st) anniversary of the Effective Date and each anniversary of the Effective Date thereafter, Voronoi will provide to ORIC a written update summarizing the material activities conducted by or under the authority of Voronoi or any of its Affiliates in the preceding [***] period, and anticipated to be conducted by or under the authority of Voronoi or any of its Affiliates in the following [***] period, with respect to the Development of Licensed Products in the Voronoi Territory, including any material interactions with Regulatory Authorities in the Voronoi Territory with respect to Licensed Products during the preceding [***] period.

(b) The Parties agree that, at least [***] prior to the proposed initiation by Voronoi or any of its Affiliates or any Third Party acting under its or their authority of (i) any GLP-compliant pre-clinical study, the results of which would be required to be reported to any Regulatory Authority in the Voronoi Territory to which Voronoi has submitted or proposes to submit an IND or MAA for a Licensed Product, or (ii) any Clinical Study of a Licensed Product in the Voronoi Territory, Voronoi shall deliver to ORIC the draft protocol for such study or trial for review. ORIC shall review such draft protocol and notify Voronoi within [***] of ORIC’s receipt thereof if ORIC in good faith believes that the conduct or design of the proposed study or trial poses an unreasonable risk to the successful Development, registration or Commercialization of Licensed Products in the Field in the ORIC Territory. [***].

4.8 Clinical Studies in the Other Party’s Territory. Neither Party shall conduct any Clinical Study in the other Party’s Territory without the prior written approval of the other Party.

4.9 Regulatory Submissions and Regulatory Approvals.

(a) Overview. ORIC, directly and/or through its Affiliates and/or one or more Third Parties, shall have the sole right to seek and attempt to obtain all Regulatory Approvals for Licensed Products in the Field in the ORIC Territory and, as between the Parties, ORIC or its Affiliate shall own all Regulatory Filings, including all MAAs and Regulatory Approvals, for Licensed Products in the Field in the ORIC Territory. Voronoi or its Affiliate shall have the sole right to seek and attempt to obtain all Regulatory Approvals for Licensed Products in the Field in the Voronoi Territory and, as between the Parties, Voronoi or its Affiliate shall own all Regulatory Filings, including all MAAs and Regulatory Approvals, for Licensed Products in the Field in the Voronoi Territory. Each Party shall cooperate, at the other Party’s request, to facilitate discussions between such first Party’s personnel with knowledge of the Development of Licensed Products and the other Party, in order to assist the other Party in such other Party’s efforts to obtain one or more relevant Regulatory Approvals in such other Party’s Territory; provided, that, neither Party shall be required to incur any additional expenses, conduct any additional studies or modify its development efforts in order to provide such assistance.

(b) Regulatory Filings in the Republic of Korea.

(i) Voronoi shall be responsible for providing such assistance as ORIC may reasonably request to enable ORIC to prepare and file all Regulatory Filings necessary or useful for the conduct of those activities in the Research and Development Plan, and for the filing of MAA(s) for the Licensed Products, in the Republic of Korea, including as set forth in and in accordance with the Research and Development Plan.

(c) Regulatory Cooperation.

(i) ORIC shall be solely responsible for liaising with and managing, directly and/or through its Affiliates and/or one or more Third Parties, all interactions with Regulatory Authorities in the ORIC Territory, including with respect to all Regulatory Filings for Licensed Products in the ORIC Territory.

(ii) Voronoi shall be entitled to observe interactions with the FDA and interactions with the MFDS as set forth in this Section 4.9(c)(ii) below, in each case ((A) – (C)), solely to the extent ORIC has the right to provide such notice, information, access or right of attendance to Voronoi.

(A) ORIC shall provide Voronoi with reasonable advance notice of any substantive meeting (or telephone or similar substantive interaction) with the FDA or MFDS relating to a Licensed Product that is either scheduled or initiated by or under the authority of ORIC (and notice of any unscheduled substantive interaction that is initiated by the FDA or MFDS as promptly as practicable).

(B) Voronoi shall have an opportunity to have up to [***] employee representative attend (solely as a non-participating observer), such substantive meetings and interactions with the FDA or MFDS, except to the extent the attendance by such Voronoi representative would prevent any representative of ORIC or any of its Affiliates or Sublicensees from attending such meeting; and in any case, ORIC shall keep Voronoi reasonably informed as to all material interactions with the FDA or MFDS relating to any Licensed Product promptly following any such interaction.

(C) ORIC shall promptly provide Voronoi with a written summary of any such substantive meeting or interaction which Voronoi was prevented from attending pursuant to Section 4.9(c)(ii)(B).

4.10 Right of Reference and Access to Data. ORIC shall have the right to cross-reference Voronoi’s and each of its Affiliate’s and licensee’s Regulatory Filings related to Licensed Products or, if applicable, Companion Diagnostics, and to access such Regulatory Filings and any Data therein and use such Data in connection with the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such Data in its own Regulatory Filings for Licensed Products or Companion Diagnostics in the ORIC Territory. Voronoi hereby grants to ORIC a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any Data, including Voronoi’s or any of its Affiliate’s or licensee’s clinical dossiers that relate to Licensed Products or Companion Diagnostics for use by ORIC to Develop and Commercialize Licensed Products and/or Companion Diagnostics in the Field in the ORIC Territory pursuant to this Agreement. Voronoi or such Affiliate or licensee shall provide a signed statement to this effect, if requested by ORIC, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any country or region or otherwise provide appropriate notification of such right of ORIC to the applicable Regulatory Authority.

4.11 Inspection Right. To the extent Voronoi receives any written or oral communication from any Regulatory Authority in the ORIC Territory requiring any inspection of Voronoi’s or its Affiliate’s or their respective Subcontractor’s or licensee’s site or facility in connection with a Licensed Product or Companion Diagnostic, Voronoi shall notify ORIC and provide a copy of any such written communication as soon as reasonably practicable, and Voronoi shall cooperate and ensure that its Affiliates, Subcontractors and licensees cooperate with such Regulatory Authority during such inspection or audit. Further, Voronoi shall allow ORIC (or its designee) to be present at and participate in any such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority, Voronoi shall immediately provide a copy of such observations to ORIC, prepare the response to any such observations for ORIC’s prior review and approval, and keep ORIC fully informed as to such responses prior to their submission and to any ongoing correspondence with the applicable Regulatory Authority with respect to such inspection and observations.

4.12 Reporting; Adverse Drug Reactions.

(a) Each Party shall be responsible for all pharmacovigilance activities associated with Licensed Products in its respective Territory, including filing all reports required to be filed in order to maintain any IND for Licensed Products filed by or under the authority of such Party, and/or any Regulatory Approvals granted for Licensed Products, in its Territory (including reporting of adverse drug experiences, product quality complaints and safety data relating to Licensed Products in its Territory). Each Party shall promptly notify the other Party with respect to any material changes or material issues that may arise in connection with any IND for a Licensed Product filed by or under the authority of the first Party, and/or any Regulatory Approvals for a Licensed Product, in any country within its Territory. Each Party shall ensure that its Affiliates and licensees (and, in the case of ORIC,

Sublicensees) comply with such reporting obligations. ORIC shall be responsible for core safety management of Licensed Products on a global basis; and Voronoi shall cooperate with and assist ORIC, as provided in any pharmacovigilance agreement executed by the Parties pursuant to Section 4.12(b) below, to enable ORIC to meet its regulatory reporting requirements with respect to the core safety management for Licensed Products on a global basis.

(b) Following the Effective Date, with the precise timing to be mutually agreed upon by the Parties, but in any event prior to initiation of the first Clinical Study of a Licensed Product, the Parties shall enter into a pharmacovigilance agreement on terms no less stringent than those required by applicable ICH Guidelines, including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to Licensed Products throughout the Territory within appropriate time frames and in an appropriate format to enable each Party to meet its expedited and periodic regulatory reporting requirements; and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities and all applicable legal and regulatory requirements for the management of safety data.

Without limiting Section 4.12(a) and Section 4.12(b) above, within a reasonable period of time following the Effective Date (with the precise timing to be mutually agreed upon by the Parties, but in any event prior to initiation of the first Clinical Study of a Licensed Product), each Party shall establish and thereafter maintain a safety database with respect to Licensed Products in such Party’s Territory, and shall exchange any safety data timely as established in the pharmacovigilance agreement between the Parties. The pharmacovigilance agreement shall include provisions to facilitate and ensure that each Party has sufficient information to maintain such a database.

4.13 No Harmful Actions. If ORIC believes that Voronoi and/or any of its Affiliates and/or any Third Party acting under Voronoi’s or its Affiliate’s authority, is taking or intends to take any action with respect to a Licensed Product that could have a material adverse impact upon the regulatory status of any Licensed Product in the Field in the ORIC Territory, then ORIC shall have the right to bring the matter to the attention of the JSC, and the Parties shall discuss in good faith a resolution to such concern. Without limiting the foregoing, unless ORIC otherwise agrees and except as expressly set forth herein or in the Research and Development Plan: (a) neither Voronoi nor any of its Affiliates and/or any Third Party acting under Voronoi’s or its Affiliate’s authority shall communicate with any Regulatory Authority having jurisdiction in the ORIC Territory with respect to any Licensed Product, unless required by such Regulatory Authority, in which case Voronoi shall notify ORIC of such requirement within twenty-four (24) hours of such communication; and (b) neither Voronoi nor any of its Affiliates and/or any Third Party acting under Voronoi’s or its Affiliate’s authority shall submit any Regulatory Filing or seek any Regulatory Approval for any Licensed Product in the ORIC Territory.

ARTICLE V

MANUFACTURE AND SUPPLY

5.1 Overview. Except as expressly set forth in this Article V, each Party, directly and/or through its Affiliates and/or one or more Third Parties, shall be responsible for manufacturing Licensed Products and the components thereof (including Licensed Compounds) for Development and/or Commercialization by such Party in its Territory.

5.2 Voronoi Manufacture for ORIC Territory. Subject to the terms of this Article V, Voronoi, directly and/or through its Affiliates and/or one or more Third Parties, shall be responsible for the manufacture of Licensed Compounds and Licensed Products for use in the Development of Licensed Products by or on behalf of Voronoi within the Republic of Korea and shall bear all of the costs and expenses incurred in connection therewith.

5.3 Manufacturing Transfer.

(a) Promptly following the Effective Date, [***].

(b) Without limiting the foregoing, if requested by ORIC, Voronoi shall (or shall cause its Third Party manufacturer(s) to) promptly disclose to ORIC or its designee, without additional charge, such Voronoi Know-How as is reasonably necessary or useful for the manufacture of Licensed Compounds and Licensed Products, including the manufacturing portions of any existing Regulatory Filings, in each case to the extent not previously provided to ORIC. Voronoi shall (or shall cause its Third Party manufacturer(s) to) provide reasonable technical assistance as reasonably requested by ORIC to promptly transfer the Manufacturing Process to ORIC or its designee and to otherwise effect the intent of the Parties set forth in this Section 5.3. Voronoi shall provide such assistance without charge, provided that in the event that a Licensed Compound and/or Licensed Product is being manufactured for Voronoi by a Third Party and ORIC requests the technical assistance of such Third Party manufacturer in connection with such transfer, or the assistance of such Third Party manufacturer is necessary to effectuate such transfer, ORIC agrees to reimburse Voronoi with respect to reasonable amounts paid to such Third Party for such technical assistance rendered to ORIC under this Section 5.3(b).

5.4 Supply.

(a) Voronoi agrees to supply ORIC with those quantities of Licensed Compounds and/or Licensed Products as are reasonably requested by ORIC for use in the Development of Licensed Products in the ORIC Territory (“Development Supply”) in accordance with this Article V and Section 13.2 during the period beginning on the Effective Date until the earlier of [***].

(b) All such Development Supply will be supplied to ORIC at [***].

(c) ORIC’s orders for Development Supply shall be made pursuant to a purchase order which is in a form mutually acceptable to the Parties, as agreed upon from time to time by ORIC and Voronoi. Any terms or conditions of any acknowledgment given or received which are additional to or inconsistent with the terms of the agreed upon form of purchase order shall have no effect, and such terms and conditions are hereby excluded and rejected by each Party. Voronoi shall use [***] to deliver the Development Supply requested by ORIC on the due date designated by ORIC in the relevant order provided such order has been placed by ORIC at least [***] in advance of the requested delivery date. [***].

(d) At ORIC’s request, the Parties shall enter into a separate clinical supply agreement and quality agreement substantially reflecting the terms and conditions of this Section 5.4 and of Section 13.2, as well as other customary terms and conditions (the “Clinical Supply

Agreement”). Until such time as the Parties have executed a separate Clinical Supply Agreement and quality agreement, the terms of this Section 5.4 and of Section 13.2 shall govern the supply of Development Supply.

ARTICLE VI

COMMERCIALIZATION

6.1 ORIC Commercialization. As between the Parties, ORIC shall be solely responsible for, and shall control the conduct of, the Commercialization of Licensed Products in the ORIC Territory, at its expense, and shall book all sales of Licensed Products in the ORIC Territory.

6.2 Commercialization Efforts. Following receipt of all applicable Regulatory Approvals, ORIC, directly and/or through its Affiliates, Sublicensees and/or other Third Parties, will use Commercially Reasonable Efforts to Commercialize at least one (1) Licensed Product in at least [***] in the Major Markets.

6.3 [***].

ARTICLE VII

PAYMENTS

7.1 Upfront Payment. ORIC shall pay to Voronoi an upfront payment equal to five million U.S. dollars ($5,000,000) within [***] days following the Effective Date in accordance with the payment provisions of Article VIII and subject to the receipt of an invoice from Voronoi. In addition, ORIC will issue shares of common stock of ORIC to Voronoi in accordance with the terms set forth in the Stock Issuance Agreements

7.2 Development Milestone Payments.

(a) Development Milestone Payments. In addition, ORIC shall pay to Voronoi the one-time Development milestone payments set out below following the first achievement by ORIC, and/or any of its Affiliates or Sublicensees, of the corresponding milestone events set out below (each, a “Development Milestone Event”) with respect to the first Licensed Product to achieve such stage of Development, with respect to Development Milestone Events 1 through 13, or the second Licensed Product to achieve such stage of Development, with respect to Development Milestone Events 14 through 21b, in accordance with this Section 7.2 and the payment provisions in Article VIII and following receipt of the relevant invoice from Voronoi as further described in Section 7.2(c). [***].

No.	Development Milestone Event	Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
	Total Development Milestone Payments for the first Licensed Product	$111,000,000
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]	[***]	[***]
	Total Development Milestone Payments for the second Licensed Product	[***]

(b) Certain Terms With Respect to Development Milestone Payments.

(i) [***].

(ii) [***].

(iii) [***].

(iv) In addition, if two or more Development milestone payments become due based on Initiation of any single Clinical Study or receipt of any single Regulatory Approval, and the aggregate of such Development milestone payments would exceed [***], then ORIC shall have the right to defer payment of such amount due in excess of [***].

(v) Notwithstanding this Section 7.2 above, if the Development of a particular Licensed Product is discontinued (other than with respect to wind-down activities or other activities required by applicable law) (“Discontinued Product”) [***].

(vi) Each of the foregoing milestone payments shall be paid no more than once and no amounts shall be due hereunder for any subsequent or repeated achievement of any Development Milestone Event by ORIC, its Affiliates or Sublicensees. In no event shall the aggregate amount to be paid to Voronoi pursuant to this Section 7.2 exceed (A) One Hundred Eleven Million U.S. Dollars ($111,000,000) with respect to the achievement of Development Milestone Events 1 through 13 or (B) [***] with respect to the achievement of Development Milestone Events 14 through 21b.

(c) Reports and Payments. ORIC shall notify Voronoi in writing within (i) [***] days after the achievement of each milestone event set out in Section 7.2(a) by ORIC or any of its Affiliates or (ii) [***] days after the achievement of such milestone event by any Sublicensee. Based on this notice, Voronoi shall then issue and send to ORIC the invoice for the appropriate milestone payment, which shall be paid by ORIC within [***] of receipt of such invoice.

7.3 Sales Milestone Payments.

(a) Sales Milestone Payments. In addition, ORIC shall pay to Voronoi the one-time sales milestone payments set out below following the first achievement by ORIC, and/or any of its Affiliates or Sublicensees, of the corresponding milestone events set out below (each, a “Sales Milestone Event”) with respect to the first Licensed Product to achieve such milestone, with respect to Sales Milestone Events 1 through 4, or the second Licensed Product to achieve such milestone, with respect to Sales Milestone Events 5 and 6, in accordance with this Section 7.3 and the payment provisions in Article VIII and following receipt of the relevant invoice from Voronoi as further described in Section 7.3(b).

No.	Sales Milestone Event	Payment
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
	Total Sales Milestone Payments for the first Licensed Product	$225,000,000
[***]	[***]	[***]
[***]	[***]	[***]
	Total Sales Milestone Payments for the second Licensed Product	[***]

(b) Certain Terms With Respect to Sales Milestone Payments. Each of the foregoing milestone payments shall be paid no more than once and no amounts shall be due hereunder for any subsequent or repeated achievement of any Sales Milestone Event by ORIC, its Affiliates or Sublicensees. In no event shall the aggregate amount to be paid to Voronoi pursuant to this Section 7.3 exceed (i) Two Hundred Twenty-Five Million U.S. Dollars ($225,000,000) with respect to the achievement of Sales Milestone Events 1 through 4 or (ii) [***] with respect to the achievement of Sales Milestone Events 5 and 6.

(c) Reports and Payments. ORIC shall notify Voronoi in writing of the achievement of each milestone event set out in Section 7.3(a) by ORIC, or any of its Affiliates or Sublicensees, within [***] days after the end of the calendar quarter in which such milestone event is achieved. Based on this notice, Voronoi shall then issue and send to ORIC the invoice for the appropriate milestone payment, which shall be paid by ORIC within [***] of receipt of such invoice.

7.4 Royalty Payments.

(a) Running Royalties. Subject to the terms and conditions of this Agreement, in consideration for the rights and licenses granted under this Agreement, ORIC shall pay to Voronoi the following running royalties in accordance with this Section 7.4 and the payment provisions in Article VIII and following receipt of the relevant invoice from Voronoi as further described in Section 7.4(d):

Annual Net Sales of Product in the ORIC Territory	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b) Royalty Term. ORIC’s obligation to pay royalties under this Section 7.4 shall continue with respect to sales of Licensed Products on a [***] (“Royalty Term”). After the expiration of the applicable Royalty Term with respect to a Licensed Product in a country, no further royalties shall be due with respect to such Licensed Product in such country and the licenses and rights granted by Voronoi to ORIC under this Agreement with respect to such Licensed Product (and the Licensed Compound(s) included therein and Companion Diagnostics with respect thereto) in such country will become fully paid-up, royalty-free, perpetual and irrevocable.

(c) Royalty Adjustments.

(i) Generic Version. On a Licensed Product-by-Licensed Product and country-by-country basis, if in a calendar quarter one or more Generic Versions of such Licensed Product is launched in such country [***].

(ii) Third Party Payments. If ORIC, its Affiliate or Sublicensee becomes obligated to make any payment to a Third Party with respect to any intellectual property right owned or controlled by such Third Party reasonably necessary for, or utilized in, the manufacture, use or sale of a Licensed Compound, ORIC may deduct [***] of the amount which is actually paid to each such Third Party from the amounts payable to Voronoi under this Article VII.

(iii) Valid Claim Coverage. If a Licensed Product is not Covered by a Valid Claim of a Voronoi Patent in the country in which such Licensed Product is sold, [***].

(iv) One Royalty. No more than one royalty payment shall be due under this Agreement with respect to a sale of a particular Licensed Product (e.g., even if such Licensed Product is Covered by multiple Valid Claims or multiple Voronoi Patents or contains, incorporates or comprises multiple Licensed Compounds).

(v) Royalty Floor. Notwithstanding the foregoing, in no event will the deductions set forth in this Section 7.4(c) above reduce the amounts otherwise payable to Voronoi under this Article VII in any given calendar quarter to less than [***] of the amount that otherwise would have been due and payable to Voronoi in accordance with this Agreement in such calendar quarter (the “Royalty Floor”); [***].

(d) Royalty Reports. Commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product occurs in the ORIC Territory, ORIC shall deliver to Voronoi a report (each, a “Royalty Report”) setting out all details necessary to calculate the payments due under this Section 7.4, including:

(i) [***];

(ii) [***];

(iii) [***];

(iv) [***]; and

(v) [***].

Royalty Reports shall be due [***] days following the end of each such calendar quarter during the term of this Agreement. Promptly following the delivery of the applicable Royalty Report, Voronoi will invoice ORIC for the royalties due to Voronoi with respect to Net Sales by ORIC, its Affiliates and their respective Sublicensees in the ORIC Territory in such calendar quarter and the share of Net Receipts due to Voronoi with respect to such calendar quarter. ORIC will pay such amounts to Voronoi within [***] following ORIC’s receipt of such invoice. [***].

7.5 Net Receipts. During the Royalty Term for a Licensed Product, the Parties will share Net Receipts received with respect to such Licensed Product in any calendar [***] to ORIC and [***] to Voronoi.

7.6 Development and Research Cost Sharing.

(a) Voronoi shall solely bear the first Development and Research Costs incurred, up to the Development and Research Cost Threshold, regardless of the Party first incurring such Development and Research Costs. After Voronoi has borne Development and Research Costs equal to the Development and Research Cost Threshold, the Parties [***]. During the term of this Agreement, within [***] days after the end of each calendar quarter, each Party will provide to the other Party a report detailing all Development and Research Costs incurred by such Party during such calendar quarter (“Development and Research Cost Report”). Within [***] days after receipt of each such Development and Research Cost Report, the Chief Financial Officer of ORIC (or his or her designee) and the Chief Financial Officer of Voronoi (or his or her designee) shall determine and report to the Parties whether a Development and Research Cost payment is due from one Party to the other Party, and if so, the amount of such payment, so that the Development and Research Costs are borne by each Party in accordance with this Section 7.6 above. The Party owed such payment (“Payee”) shall issue an invoice to the Party owing such payment (“Payor”). The Payor shall make such payment to the Payee within [***] days of receipt of an undisputed invoice therefor. Each Party will provide supporting documentation for Development and Research Costs incurred by such Party as reasonably requested by the other Party. Each Party agrees, upon request, to use good faith efforts to provide additional information and assistance to the other Party, which assistance may include providing the reports and other information required by this Section 7.6 on an accelerated timeline, as reasonably necessary to enable the other Party to satisfy financial reporting requirements pursuant to its applicable accounting standards and/or to comply with applicable laws, including the rules of any recognized stock exchange on which such other Party’s securities are traded. For the avoidance of doubt, except for the Prior Development and Research Costs, no Development and Research Costs incurred prior to the Effective Date will be included within the Development and Research Cost Threshold or subject to sharing pursuant to this Section 7.6 without ORIC’s prior written consent.

(b) After Voronoi has borne Development and Research Costs equal to the Development and Research Cost Threshold, Voronoi has the option, exercisable at any time upon prior written notice to ORIC (“Opt-Out Notice”) as specified in this Section 7.6, to elect not to participate in the further Development activities pursuant to the Research and Development Plan. Voronoi shall provide (i) [***] prior written notice if Voronoi exercises such right after Voronoi has completed all Development activities that are allocated to Voronoi under the Research and Development Plan and

(ii) [***] written notice if Voronoi exercises such right prior to the completion by Voronoi of all Development activities that are allocated to Voronoi under the Research and Development Plan. The date on which the applicable notice period expires is referred to in this Agreement as the “Opt-Out Date”. Effective from and after the Opt-Out Date, (A) Voronoi shall not be obligated to conduct any further Development activities allocated to Voronoi under the Research and Development Plan or share any Development and Research Costs accrued after such Opt-Out Date and (B) Section 4.9(c)(ii) shall expire and be of no further force or effect. Following the delivery of an Opt-Out Notice prior to the completion by Voronoi of all Development activities that are allocated to Voronoi under the Research and Development Plan, (I) Voronoi shall continue to conduct such Development activities in accordance with the Research and Development Plan until the Opt-Out Date, unless otherwise requested by ORIC and (II) Voronoi shall promptly prepare a transition plan, for review and approval by the JSC, for the transition to ORIC of such Development activities and cooperate with ORIC to effect a smooth and orderly transition to ORIC of such Development activities, in a prompt and expeditious manner as requested by ORIC. If Voronoi has entered into one or more contracts that relate to such Development activities with one or more Third Parties whose services are reasonably necessary for ORIC to assume responsibility for such Development activities, then Voronoi shall, to the extent requested by ORIC (x) assign to ORIC each such Third Party contract that relates solely to such Development activities and (y) for any such contract that does not relate solely to such Development activities, make available to ORIC the benefits of such contract. Promptly upon ORIC’s request, Voronoi shall, and if applicable, shall cause its Affiliates and Third Party service providers to, transfer some or all supplies of Licensed Compounds in Voronoi’s or any of its Affiliates’ Control as of the Opt-Out Date, without additional charge, except that ORIC shall bear the cost of shipping such material (including tariff and import/export fees), which is charged at accrued basis. Prior to any such transfer, Voronoi shall hold and maintain under proper storage conditions such Licensed Compounds for the benefit of ORIC.

ARTICLE VIII

PAYMENTS; BOOKS AND RECORDS

8.1 Payment Method; Currency Conversion. All amounts specified in this Agreement are in U.S. Dollars, and all cash payments by one Party to the other Party under this Agreement shall be paid in U.S. Dollars. As applicable, Development and Research Costs, Net Receipts, Net Sales and any royalty reductions will be translated into U.S. Dollars in the manner used by the Payor with respect to such amount from time to time in the preparation of its audited financial statements for external reporting purposes. All payments under this Agreement will be paid in U.S. Dollars by wire transfer to an account designated by the receiving Party (which account the receiving Party may update from time to time in writing, subject to the paying Party’s reasonable confirmation). If at any time legal restrictions prevent the prompt remittance of any royalties or other amounts with respect to any country where Licensed Products are sold, ORIC shall have the right, at its option, to make such payments by depositing, or causing to be deposited, the amount of such payments in local currency to Voronoi’s account in a bank or other depository designated by Voronoi in such country.

8.2 Withholding Taxes. Notwithstanding any other provision of this Agreement, the Payor shall be entitled to deduct and withhold from any payments such amounts as it is required to deduct and withhold pursuant to any tax laws of any jurisdiction or any regulation of any taxing authority thereof and may offset against future payments any amounts imposed on it by any governmental agency for failing to deduct and withhold as required by law. To the extent such amounts are deducted, withheld and paid by or on behalf of the Payor to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Payee. The Payor shall provide the Payee with official receipts issued by the appropriate governmental agency or such other evidence as is reasonably requested by the Payee to establish that such taxes have been paid. Each Party shall provide to the other Party with such assistance as may be reasonably requested in connection with any application to qualify for the benefit of a reduced rate of withholding taxation, under the terms of any income tax treaty between the United States and other jurisdictions.

8.3 Late Payments. In the event that any undisputed amount payable by the Payor to the Payee is not made when due, such outstanding payment shall accrue interest, to the extent permitted by applicable law, at an annual rate of [***] on the date payment was due or the highest rate permitted by applicable law (whichever is higher), computed from the date such payment was due until the date the Payor makes the payment.

8.4 Records. Each Party shall keep, and shall require that its Affiliates and, with respect to ORIC, Sublicensees keep, complete and accurate books of account and records in sufficient detail to enable the amounts payable under this Agreement to be determined. Such books and records shall be kept at the principal place of business of such Party, its Affiliate or, with respect to ORIC, Sublicensee, as the case may be, for at least [***] months following the end of the calendar year to which such books and records pertain.

8.5 Audits.

(a) Audit Rights. Upon at least [***] prior written notice from a Party (“Auditing Party”), the other Party (“Audited Party”) shall permit, and shall require its Affiliates and, with respect to ORIC, use reasonable efforts to require its Sublicensees, to permit, an independent certified public accounting firm of nationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, to have access during normal business hours to such books of account and records of the Audited Party, and its Affiliates and, with respect to ORIC, Sublicensees, at such Person’s principal place of business, as may be reasonably necessary to verify the accuracy of the reports provided by the Audited Party pursuant to Section 7.4(d) or Section 7.6. Such audits may not (i) be conducted for any calendar year ending more than [***] prior to the date of such request, (ii) be conducted more than once in any calendar year or (iii) be repeated for any calendar quarter.

(b) Audit Results. The Auditing Party shall require the independent accountant to provide to the Audited Party an audit report containing its conclusions regarding any audit, and specifying whether the amounts paid were correct or, if incorrect, the amount of any underpayment or overpayment. The independent accountant shall provide to the Audited Party a preliminary copy of its audit report, and shall discuss with the Audited Party any issues or discrepancies that the Audited Party identifies, prior to submission to the Auditing Party. If such audit establishes that additional amounts were owed to the Auditing Party during the period covered by any audit pursuant to Section 8.5(a), the Audited Party shall remit to the Auditing Party within [***] of the date on which the Auditing Party delivers to the Audited Party such accounting firm’s written report so concluding: (i) the amount of such additional amount; and (ii) interest on such amount which shall be calculated pursuant to Section 8.3. In the event such audit establishes that amounts were overpaid by the Audited Party during such period, the amount of such overpayment shall promptly be refunded to the Audited Party. The fees charged by the independent accountant in connection with any audit pursuant to this Section 8.5 shall be paid by the Auditing Party; provided, however, that if a discrepancy in favor of the Auditing Party of more than [***] of the payments due hereunder for the period being audited is established, then the Audited Party shall pay the fees and expenses charged by such accounting firm in connection with such audit.

(c) Confidential Financial Information; Other Matters. The Auditing Party shall treat all financial information subject to review under this Article VIII as confidential, and shall cause its accounting firm to retain all such financial information in confidence. If ORIC is unable to obtain from any Sublicensee a right for Voronoi to audit the books of account and records of such Sublicensee, ORIC shall obtain the right to inspect and audit such Sublicensee’s books and records for itself and shall exercise such audit rights on behalf and at the expense of Voronoi upon Voronoi’s written request and disclose the results of any such audit to Voronoi in accordance with Section

ARTICLE IX

CONFIDENTIALITY

9.1 Confidential Information. Except to the extent expressly authorized by this Agreement, each Party agrees that, during the Term, and for [***] thereafter, such Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement, any information furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement that is marked or otherwise identified as confidential or proprietary at the time of disclosure or is disclosed in such a manner or is of such a nature that a reasonable person would understand such information to be confidential or proprietary (collectively, “Confidential Information”). The Receiving Party may use and disclose the Disclosing Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to prevent unauthorized access, use and disclosure of the Disclosing Party’s Confidential Information and to ensure that its, and its Affiliates’, employees, agents, consultants, other representatives and sublicensees (“Representatives”) do not disclose, except as otherwise expressly permitted under this Agreement, or make any unauthorized use of, the Disclosing Party’s Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information.

9.2 Exceptions. Confidential Information of a Disclosing Party shall not include any information to the extent that such information (which the Receiving Party can prove by competent evidence): (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in violation of this Article IX, generally known or available; (b) is lawfully known by the Receiving Party or any of its Affiliates (to the extent such Receiving Party or Affiliate has the right to use and disclose such information) at the time of receiving such information from the Disclosing Party; (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right (to the extent such Receiving Party or Affiliate has the right to use and disclose such information); or (d) is independently discovered or developed by the Receiving Party or any of its Affiliates, without the use of or reference to Confidential Information of the Disclosing Party.

9.3 Authorized Disclosure. Notwithstanding the provisions of Section 9.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) [***];

(b) enforcing such Party’s rights or performing its obligations under this Agreement and, with respect to ORIC, exercising its rights under this Agreement;

(c) [***];

(d) prosecuting or defending litigation as permitted by this Agreement;

(e) complying with applicable court orders, applicable laws, or the listing rules of any recognized stock exchange on which the Receiving Party’s securities are traded (specifically including the recommendations and requests from the U.S. Securities and Exchange Commission (the “SEC”) or otherwise submitting information to tax or other governmental authorities);

(f) [***];

(g) [***]; and

(h) [***].

Each Party shall be responsible for any breaches of confidentiality by any of its Affiliates, Sublicensees (or licensees or sublicensees), Subcontractors (or subcontractors, including those of Sublicensees), Representatives, advisors and Third Parties (to whom it discloses Confidential Information pursuant to Sections 9.3(g), 9.3(h) and 9.4).

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.3(d) or 9.3(e), it will, except where impracticable, (i) give [***] advance notice to the Disclosing Party of such disclosure, (ii) use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts, and (iii) cooperate with any efforts by the Disclosing Party, at the Disclosing Party’s request and expense, to secure confidential treatment of such Confidential Information.

9.4 Confidential Terms. Each Party agrees not to disclose to any Third Party the existence and/or terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the existence and/or terms of this Agreement: (a) to its advisors (including financial advisors, attorneys and accountants), potential and existing investors, collaboration partners or acquirers, and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof; or (b) to the extent necessary to comply with applicable laws and court orders, including securities laws, regulations or guidances or pursuant to the listing rules of any recognized stock exchange on which the such Party’s securities are traded; provided that in the case of clause (b) the Disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws, regulations or guidances or such listing rules) allow the other Party a reasonable opportunity to oppose with the relevant authority initiating the process and, to the extent allowable by law, to seek limitations on the portion of the Agreement that is required to be disclosed.

9.5 Publications.

(a) [***].

(b) [***].

9.6 Press Releases.

(a) The Parties have mutually approved the press releases attached hereto as Exhibit 9.6 with respect to this Agreement. Voronoi agrees not to issue any other press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of ORIC (such consent not to be unreasonably withheld, conditioned or delayed). Subject to ORIC’s obligations under Sections 9.1 and 9.4, ORIC shall have the right to issue subsequent press releases or other public statements pertaining to the activities conducted hereunder. In any case, neither Party will be prevented from complying with any duty of disclosure it may have pursuant to applicable laws or pursuant to the listing rules of any recognized stock exchange on which such Party’s securities are traded, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (unless such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with applicable laws or such listing rules) and giving the other Party sufficient time to review and comment on any proposed disclosure. After release of a press release in accordance with this Section 9.6(a), each Party may disclose to Third Parties the information contained in such press release without the prior written consent of the other Party. Within 180 days from the Effective Date, ORIC will not disclose additional information regarding the financial terms other than the level of detail disclosed in the ORIC press release attached hereto as Exhibit 9.6, without Voronoi’s prior written consent, unless required by applicable law or the listing rules of any recognized stock exchange on which the ORIC’s securities are traded (specifically including the recommendations and requests from the SEC, the recommendations and advice of legal counsel, or otherwise submitting information to tax or other governmental authorities).

(b) For avoidance of doubt, ORIC shall have the right to publicly disclose without Voronoi’s prior written consent: (A) the achievement of any milestone under this Agreement; (B) the commencement, completion, material data and key results of any Clinical Study conducted under this Agreement; and (C) any information relating to the Development or Commercialization of Licensed Products in the Field in the ORIC Territory.

9.7 Prior Non-Disclosure Agreements. This Agreement supersedes the Prior CDA regarding the subject matter of this Agreement. All information exchanged between the Parties under the Prior CDA shall be deemed to have been disclosed under this Agreement on a going-forward basis and shall be subject to the terms of this Article IX as of the Effective Date.

ARTICLE X

PATENT PROSECUTION AND ENFORCEMENT

10.1 Ownership of Inventions. Inventorship of Inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws. ORIC (or its Affiliate) shall solely own all ORIC Inventions. Voronoi (or its Affiliate) shall solely own all Voronoi Inventions. [***].

10.2 [***].

(a) [***].

(b) [***].

(c) [***].

10.3 [***].

(a) [***].

(i) [***].

(ii) [***].

(iii) [***].

(b) [***].

10.4 [***].

(a) [***].

(b) [***].

ARTICLE XI

TERM AND TERMINATION

11.1 Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 11.2, Section 11.3 or Section 11.4, shall continue in full force and effect until the expiration of the last to expire Royalty Term.

11.2 Termination for Material Breach. If either Party materially breaches this Agreement at any time, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party, if such material breach is not cured within [***] after written notice is given by the non-breaching Party to the breaching Party specifying the breach, subject to Section 15.2. [***].

11.3 Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement upon written notice to the other Party: (a) if such other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against such other Party and such petition is not dismissed within [***] after filing; (c) if such other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) substantially all of the assets of such other Party are seized or attached and not released within [***] thereafter.

11.4 Termination by ORIC. ORIC shall have the right to terminate this Agreement in its entirety for convenience, without cause, and for any or no reason on not less than [***] prior written notice to Voronoi.

11.5 Termination by Voronoi for ORIC’s Abandonment. At any point in time prior to the [***], if ORIC has ceased to conduct or cause to be conducted, itself or through one or more Affiliates or Third Parties, all Development activities with respect to all Licensed Compounds and Licensed Products for [***], then, provided that such inactivity was (a) not imposed by or in response to guidance from a Regulatory Authority, (b) not prevented by applicable law, (c) not a result of Voronoi’s breach of any of its obligations, representations, warranties or covenants under this Agreement, and (d) not due to a force majeure event, Voronoi may provide written notice to ORIC of its intent to terminate this Agreement and, if ORIC does not commence any activities in support of the Development of at least one Licensed Compound or Licensed Product within ninety [***] after receipt such notice from Voronoi, then Voronoi may terminate this Agreement upon written notice to ORIC, subject to Section 15.2.

ARTICLE XII

EFFECT OF TERMINATION

12.1 Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.

12.2 Rights on Termination of Agreement. This Section 12.2 shall apply solely in the event of any termination of this Agreement by Voronoi pursuant to Section 11.2 or Section 11.3 or by ORIC pursuant to Section 11.4.

(a) Development. In the event ORIC is conducting any on-going Clinical Studies of Licensed Products following the date a notice of termination has been issued by Voronoi or ORIC, as applicable, [***].

(b) [***].

(c) Assignment of Regulatory Filings. Within [***] after the effective date of termination of this Agreement (unless otherwise required by any applicable law or regulation), at Voronoi’s [***], ORIC shall assign (or cause to be assigned) to Voronoi or its designee (or to the extent not so assignable, ORIC shall take reasonable actions to make available to Voronoi or its designee the benefits of) all Regulatory Filings for a Licensed Product in the ORIC Territory owned and Controlled as of the effective date of termination by ORIC or any of its Affiliates.

(d) License. Effective as of the effective date of any such termination, (i) subject to Section 12.2(g), all rights granted to ORIC under the Voronoi Patents and Voronoi Know-How pursuant to Section 2.1 shall terminate and (ii) ORIC hereby grants to Voronoi a non-exclusive, transferable, royalty-bearing, license, with the right to grant and authorize sublicenses through multiple tiers, under ORIC’s rights in and to any and all ORIC Inventions and ORIC Patents in existence as of the effective date of termination solely to enable Voronoi to Develop, manufacture and/or Commercialize Licensed Compounds, Licensed Products and/or Companion Diagnostics, in each case, as such Licensed Compound, Licensed Product and/or Companion Diagnostic exists at such time, for any and all Indications and uses (such Licensed Compounds, the “Terminated Compounds” and such Licensed Products, the “Terminated Products”). [***].

(e) [***].

(f) Return of Confidential Information. Within [***] after the effective date of any such termination, each Party shall promptly return to the other Party, or delete or destroy, all Confidential Information of the other Party; provided that (i) each Party may retain copies of the Confidential Information of the other Party to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; (ii) each Party may retain one copy of the Confidential Information of the other Party in its secure legal archives solely for purposes of monitoring compliance with its continuing obligations hereunder and (iii) neither Party shall be required to transfer or destroy any electronically stored Confidential Information made as a matter of the receiving Party’s routine information technology backup.

(g) [***].

12.3 Survival. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except that [***] shall survive expiration or any termination of this Agreement.

ARTICLE XIII

REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1 Representations and Warranties of Voronoi. Voronoi represents, warrants to ORIC that, as of the Effective Date:

(a) Voronoi is a corporation duly organized, validly existing and is in good standing under the laws of Republic of Korea is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent Voronoi from performing its obligations under this Agreement;

(b) this Agreement is a legal and valid obligation binding upon Voronoi and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Voronoi have been duly authorized by all necessary corporate action and do not and will not: (i) to Voronoi’s knowledge, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over

Voronoi; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which Voronoi is a party or by which it is bound;

(c) Except as set forth on Schedule 13.1, Voronoi is the sole owner of all right, title and interest in the [***];

(d) All right, title and interest in the [***] is owned by Voronoi, solely or jointly with one or more of its Affiliates;

(e) Voronoi has the full right, power and authority to grant the rights and licenses granted by Voronoi to ORIC herein, including the right to grant and authorize sublicenses in accordance with Section 2.2, and no consent, approval or authorization of any other Person (including Voronoi Bio INC. or B2S Bio INC.) is or will be required for ORIC to grant or authorize any such sublicense;

(f) Voronoi has not previously granted and will not grant any right, license or interest in or to a Licensed Compound, Licensed Product, Companion Diagnostic, the Voronoi Know-How and/or the [***] or any portion thereof, that is in conflict with the rights or licenses granted to ORIC under this Agreement;

(g) the Voronoi Patents and the Voronoi Know-How are free and clear of all liens, claims, security interests or other encumbrances of any kind and during the term of this Agreement, Voronoi shall not permit the Voronoi Patents or the Voronoi Know-How to become encumbered by any liens, claims, security interests or other encumbrances that could diminish ORIC’s rights or licenses with respect to any Patent or other subject matter;

(h) there are no actual, pending, alleged or threatened actions, suits, claims, interference or governmental investigations involving a Licensed Compound, Licensed Product, Companion Diagnostic, the Voronoi Patents or the Voronoi Know-How by or against Voronoi, or any of its Affiliates or other licensees;

(i) all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by Voronoi in order to enter into this Agreement have been obtained;

(j) To Voronoi’s knowledge, the practice of the Voronoi Patents or the Voronoi Know-How and the making, using, selling, offering for sale and importing of a Licensed Compound, Licensed Product and/or Companion Diagnostic does not infringe, violate or misappropriate the intellectual property rights of any Third Party;

(k) Voronoi has not received notice from a Third Party claiming that the practice of the Voronoi Patents or the Voronoi Know-How or the making, using, selling, offering for sale and importing of a Licensed Compound, Licensed Product and/or Companion Diagnostic infringes, violates or misappropriates the intellectual property rights of any Third Party;

(l) Voronoi has not knowingly withheld any Voronoi Know-How that is reasonably relevant for ORIC’s conduct of activities under this Agreement and, to Voronoi’s knowledge, all Voronoi Know-How provided to ORIC is free from any material inaccuracies;

(m) to Voronoi’s knowledge, there is no actual, pending, alleged or threatened infringement by a Third Party of any of the Voronoi Patents or the Voronoi Know-How;

(n) Voronoi has complied with all applicable laws in all material respects, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the Voronoi Patents and, to Voronoi’s knowledge, none of the issued Voronoi Patents are invalid or unenforceable;

(o) neither Voronoi nor any of its Affiliates are, or have been, debarred or disqualified by any Regulatory Authority; and none of Voronoi or any of its Affiliates’ employees or contractors who were or will be involved in the Development, manufacture or Commercialization of Licensed Compounds and/or Licensed Products are, or have been, debarred or disqualified by any Regulatory Authority; and

(p) To Voronoi’s knowledge, none of the materials and documents provided to ORIC in the course of ORIC’s due diligence preceding execution of this Agreement contained any untrue statement of material fact.

13.2 Covenants, Representations and Warranties of Voronoi as to Manufacture and Supply to ORIC. Voronoi covenants, represents and warrants to ORIC that all Licensed Compound and Licensed Product manufactured and delivered by or under the authority of Voronoi to ORIC under this Agreement shall comply with all applicable laws and shall be manufactured in accordance with: (i) the specifications for such Licensed Compound and/or Licensed Product agreed upon by the Parties; (ii) GMP and any other applicable manufacturing standards; and (iii) any further manufacturing, packaging or other standards agreed in writing by the Parties.

13.3 Representations and Warranties of ORIC. ORIC represents and warrants to Voronoi that, as of the Effective Date:

(a) ORIC is a corporation duly organized, validly existing and is in good standing under the laws of the State of Delaware, U.S.A., is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent ORIC from performing its obligations under this Agreement;

(b) this Agreement is a legal and valid obligation binding upon ORIC and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by ORIC have been duly authorized by all necessary corporate action and do not and will not: (i) to ORIC’s knowledge, violate any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over ORIC; nor (ii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which ORIC is a party or by which it is bound;

(c) all necessary consents, approvals and authorizations of all Regulatory Authorities, other governmental authorities and other persons or entities required to be obtained by ORIC in order to enter into this Agreement have been obtained;

(d) [***]; and

(e) There are no judgments or settlements in writing against or owed by ORIC and, to ORIC’s knowledge, no pending litigation against ORIC, in each case, involving a Licensed Compound, Licensed Product or Companion Diagnostic.

13.4 Mutual Representations, Warranties and Covenants. Each Party covenants to the other that:

(a) neither such Party nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified debarred or disqualified by any Regulatory Authority in connection with activities relating to any Licensed Compounds, Licensed Products and/or Companion Diagnostics; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to any Licensed Compounds, Licensed Products and/or Companion Diagnostics, such Party will promptly notify the other party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to the applicable Licensed Compounds, Licensed Products and/or Companion Diagnostics; and

(b) such Party and its Affiliates are in compliance with, and at all times during the term of this Agreement shall remain in compliance with, all antibribery or anticorruption laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Neither such Party nor any of its Affiliates has or will, in connection with the exercise of such party’s rights or performance of its obligations under this Agreement, authorized, offered or made payments or otherwise provided anything of value directly or indirectly to: (i) an executive, official, employee or agent of a governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or government-controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”) for purposes of (A) (I) improperly influencing any act or decision of such Government Official in his or her official capacity, (II) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, or (III) securing any improper advantage; or (B) inducing such Government Official improperly to use his or her influence in order to assist such Party or any of its Affiliates in obtaining or retaining business.

13.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT

LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.6 Limitations on Claims for Representations and Warranties. [***].

ARTICLE XIV

INDEMNIFICATION; RECALLS

14.1 Indemnification of Voronoi. ORIC shall indemnify and hold harmless each of Voronoi, its Affiliates, and the directors, officers, shareholders and employees of such entities and the successors and assigns of any of the foregoing (the “Voronoi Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) incurred by any Voronoi Indemnitee as a result of any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) against a Voronoi Indemnitee, arising from, or occurring as a result of: (a) the Development or Commercialization of any Licensed Product by ORIC, its Affiliates or Sublicensees in the ORIC Territory; and (b) any breach of any representations, warranties or covenants by ORIC in Article XIII above; except to the extent such Third Party Claims fall within the scope of Voronoi’s indemnification obligations set forth in Section 14.2 below or result from the fault of a Voronoi Indemnitee.

14.2 Indemnification of ORIC. Voronoi shall indemnify and hold harmless each of ORIC, its Affiliates and Sublicensees and the directors, officers and employees of ORIC, its Affiliates and Sublicensees and the successors and assigns of any of the foregoing (the “ORIC Indemnitees”), from and against any and all Liabilities incurred by any ORIC Indemnitee as a result of any Third Party Claims against an ORIC Indemnitee, arising from, or occurring as a result of: (a) the Development or Commercialization of any Licensed Product by Voronoi, its Affiliates or licensees in any Territory; and (b) any breach of any representations, warranties or covenants by Voronoi in Article XIII above, except to the extent such Third Party Claims fall within the scope of ORIC’s indemnification obligations set forth in Section 14.1 above or result from the fault of an ORIC Indemnitee.

14.3 Procedure. A Party that intends to claim indemnification under this Article XIV (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Section 14.3 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 14.3, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 14.3. The Indemnitee under this Section 14.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.

14.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT [***].

14.5 Recalls.

(a) Voluntary and Mandatory Recalls; Decision-Making. To the extent that: (i) any Regulatory Authority in the ORIC Territory or in the Voronoi Territory issues a directive or order that a Licensed Product be recalled or withdrawn in any country within the ORIC Territory or the Voronoi Territory; (ii) a court of competent jurisdiction orders a recall or withdrawal of a Licensed Product in any country within the ORIC Territory or the Voronoi Territory, (iii) the Parties mutually agree that a Licensed Product should be recalled or withdrawn voluntarily in any country within the ORIC Territory or the Voronoi Territory, or (iv) a Party reasonably determines that a Licensed Product should be recalled or withdrawn voluntarily in any country within its Territory, the applicable Party(ies) shall recall or withdraw the Licensed Product in such country as set forth in this Section 14.5. As between the Parties, [***]; provided, however, that each of ORIC and Voronoi shall provide the other Party with [***] notice of any voluntary recall or withdrawal of a Licensed Product in its Territory (and to the extent practicable, of any recall or withdrawal of a Licensed Product in its Territory ordered by a Regulatory Authority or court), and in any event shall keep the other Party promptly and fully informed of any such recall or withdrawal and shall [***].

(b) Recall Costs. All out-of-pocket expenses for the execution of any recall or withdrawal of a Licensed Product (“Recall Costs”) pursuant to Section 14.5(a) above shall be initially borne by the [***]. In the event that it is finally determined, or agreed between the Parties, that such recall or withdrawal is caused by:

(i) [***];

(ii) [***];

(iii) [***].

14.6 Insurance. Each Party shall secure and maintain in effect, during the term of this Agreement and for a period of [***] thereafter, comprehensive general liability insurance (including product liability insurance and coverage for clinical trials), underwritten by a reputable insurance carrier, in a form and having liability limits standard and customary for entities in the pharmaceutical industry based on such Party’s activities and indemnification obligations under this Agreement, as applicable. During the term of this Agreement, the out-of-pocket cost of such insurance policy(ies), to the extent incurred by Voronoi with respect to Development in the Republic of Korea, under and in accordance with the Research and Development Plan and the Research and Development Budget, shall be included as Development and Research Costs until the Opt-Out Date, after which date Voronoi shall solely bear the cost of such insurance. Each Party shall furnish to the other Party, on request, certificates of insurance setting forth the amount of liability insurance and shall provide the other Party at least [***] written notice prior to any termination or material reduction to the level of coverage. For clarity, ORIC and Voronoi may self-insure, in whole or in part, the insurance requirements described in this Section 14.6 above; provided that such Party (on a consolidated basis with its Affiliates) has generated aggregate revenue of at least [***] from the sale of pharmaceutical products in each of its last [***], and, if such Party is not publicly traded on a recognized securities exchange, upon request of the other Party, provides reasonable evidence thereof to such other Party.

ARTICLE XV

DISPUTE RESOLUTION

15.1 [***].

15.2 [***].

(a) [***].

(b) [***].

(c) [***].

15.3 [***].

(a) [***].

(b) [***].

(c) [***].

ARTICLE XVI

GENERAL PROVISIONS

16.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fire, flood, earthquake, hurricane, embargo, shortage, [***], war, act of war (whether war be declared or not), terrorist act, insurrection, riot, civil commotion, strike, lockout or other labor disturbance (whether involving the workforce of the non-performing Party or of any other Person) or act, omission or delay in acting by any governmental authority, including due to a clinical hold pursuant to 21 C.F.R. §312.42, as amended (and any equivalent in any jurisdiction outside the United States). The non-performing Party shall notify the other Party of such force majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than necessary to resolve such force majeure event and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform.

16.2 Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of [***], U.S.A., without reference to conflict of law principles. The Parties hereby agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and are strictly excluded.

16.3 Waiver of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

16.4 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.

16.5 Severability. In the event any provision of this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

16.6 Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules attached hereto), together with the Stock Issuance Agreements, the pharmacovigilance agreement specified in Section 4.12(b) the Clinical Supply Agreement specified in Section 5.4(d), and the stock issuance agreement and standstill and stock restriction agreement referenced in Section 7.2(b)(i) (in each case, when executed), constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, representations and/or understandings, including the Prior CDA. In the event that the terms of this Agreement and the Stock Issuance Agreement or the subsequent stock issuance agreement and standstill and stock restriction agreement referenced in Section 7.2(b)(i) conflict, then the terms of such Stock Issuance Agreement or subsequent stock issuance agreement and standstill and stock restriction agreement (when executed) shall control with respect to matters pertaining to the common stock issued under such agreements, and this Agreement shall control in all other respects. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

16.7 Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice between the Parties required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by electronic transmission or facsimile (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in paragraph (a) or (b) above), to the following addresses of the Parties (or such other address for a Party as may be specified by like notice)

To Voronoi: Voronoi Inc. S 18th F, Songdogwahak-ro 32 [IT Center], Yeonsu-gu, Incheon, Korea [***]	To ORIC: ORIC Pharmaceuticals, Inc. 240 East Grand Ave, 2nd Floor South San Francisco, CA 94080 U.S.A. [***]
With a copy to: 305-3403, Songdogwahak-ro 27bungil 30(Songdo-dong, SongdoHaemoroWorldview), Yeonsu-gu, Incheon, Korea [***]	With a copy to: Wilson, Sonsini, Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304 U.S.A. [***]

Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed.

16.8 Assignment. Either Party may assign or transfer this Agreement: (a) without the consent of the other Party, (i) to an [***] or (ii) [***] and (b) in any other circumstance, only [***]. Any purported assignment of this Agreement in contravention of this Section 16.8 shall be null and void.

16.9 [***].

16.10 No Partnership or Joint Venture. Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between ORIC and Voronoi. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.

16.11 Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement. All references to “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in [***], U.S.A.

16.12 Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Voronoi and ORIC are subject to prior compliance with the export regulations of the United States and/or any other relevant country and such other laws and regulations in effect in the United States and/or any other relevant country as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the countries within the United States and any other relevant countries. Voronoi and ORIC shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

16.13 Counterparts; Other Matters. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures to this Agreement delivered by facsimile or similar electronic transmission will be deemed to be binding as originals. This Agreement is established in the English language. Any translation in another language shall be deemed for convenience only and shall never prevail over the original English version.

[Remainder of this page intentionally blank.]

IN WITNESS WHEREOF, the Parties have executed this License and Collaboration Agreement as of the date first set forth above.

VORONOI INC.

/s/ Mr. Hyuntae Kim
Name: Mr. Hyuntae Kim
Title: Chief Executive Officer

ORIC PHARMACEUTICALS, INC.

/s/ Jacob M. Chacko, M.D.
Name: Jacob M. Chacko, M.D.
Title: President and Chief Executive Officer

Exhibit 1.32

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Exhibit 1.63

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Exhibit 1.72 - Voronoi Patents

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Exhibit 9.6

Press Releases

[Voronoi Press Release] Voronoi and ORIC Pharmaceuticals Enter Licensing Agreement of [720] billion KRW for Treatment of Lung Cancers

Oct 20th, 2020 [Korean time]

Treatment for EGFR and HER2 exon 20 insertion mutations observed in NSCLC and other tumors

Innovative targeted therapy with potential to address patients with brain metastases

Out-licensing to the NASDAQ-listed ORIC with a deal size of up to [720] billion KRW

Initiation of a global phase I/II trial expected in the second half of 2021

Voronoi Inc., a clinical stage innovative drug discovery company dedicated to advancing targeted therapies, announced that it has entered into a licensing agreement regarding its drug candidates for exon 20 insertion mutations with a NASDAQ company ORIC Pharmaceuticals, Inc. (ORIC) on 20th October Korean time. Under the agreement, Voronoi will receive an upfront payment of $13 million USD with a total deal value of up to $621 million USD, which equals to [720] billion KRW. In case of successful commercialization, Voronoi will receive up to low double-digit royalties based on annual net sales worldwide, excluding China, Hong Kong, Macau and Taiwan.

Under the agreement, ORIC secures exclusive rights for the development and commercialization of EGFR and HER2 inhibitors with selectivity against exon 20 insertion mutations in the ORIC Territory, and plans to initiate a global phase I/II clinical trial in the 2nd half of next year. Currently, there are no FDA-approved therapies for exon 20 insertion mutated NSCLC.

Voronoi’s therapeutic candidate is expected to deliver therapeutic benefits to NSCLC patients by working selectively against exon 20 insertion mutated cancer cells. Plus, it is expected to have a higher brain-to-plasma ratio compared to other competitors in the clinic. Voronoi’s candidate has the potential to treat the approximately one-third of exon 20 insertion mutated NSCLC patients who suffer from brain metastases. Oral dosing regimen is also more convenient to patients.

“We are thrilled to be partnering with ORIC who is very strong in the oncology therapeutic area with deep expertise in advancing targeted therapeutics,” said Daekwon Kim, chief executive officer of Voronoi. “We look forward to the day that patients suffering from intolerable chemotherapy due to lack of targeted therapies can finally get a proper cure”, he mentioned.

“We are excited to add another program to our pipeline that is well aligned with our mission of overcoming cancer resistance and our expertise in precision oncology and key tumor dependencies. We will leverage our team’s prior experience in the pioneering development of entrectinib for ROS1 mutated cancers.” said Jacob Chacko, M.D., president and chief executive officer of ORIC. “We believe Voronoi’s highly selective and brain penetrant inhibitors targeting exon 20 insertion mutations may address an area of significant unmet medical need in treating patients, including those with brain metastases, with specific solid tumor mutations for which no FDA-approved therapies exist today,” he added.

ORIC, founded in 2014, is a NASDAQ listed pharmaceutical company based in California led by an experienced management team who were formerly with pharmaceutical companies such as Roche, Genentech, Pfizer, and Biogen with excellent track records of bringing cancer drugs to the market for many indications including NSCLC and prostate cancer. In 2018, Roche acquired Ignyta for $1.7bn where ORIC’s key members developed entrectinib, treatment of ROS1 fusion-positive NSCLC. ORIC’s other clinical programs in its pipeline include potential therapies for prostate cancer and other solid tumors.

ORIC Pharmaceuticals Expands Precision Oncology Pipeline with Exclusive License to Brain Penetrant EGFR/HER2 Exon 20 Inhibitor Program

ORIC-114 is a potential best-in-class inhibitor designed for brain penetrance and selectivity for exon 20 insertion mutations of EGFR and HER2

Initiation of global Phase 1/2 tumor-agnostic trial in genetically defined cancers expected in the second half of 2021

ORIC to host conference call today at 4:30 p.m. ET

SOUTH SAN FRANCISCO and SAN DIEGO, CA – Oct. 19, 2020 – ORIC Pharmaceuticals, Inc. (Nasdaq: ORIC), a clinical stage oncology company focused on developing treatments that address mechanisms of therapeutic resistance, today announced it has entered into an exclusive license agreement with Voronoi, Inc., an innovative drug discovery company dedicated to advancing novel therapeutics. ORIC secured exclusive rights worldwide excluding the People’s Republic of China, Hong Kong, Macau and Taiwan (the ORIC Territory) for the development and commercialization of ORIC-114, a brain penetrant, orally bioavailable, irreversible inhibitor designed to selectively target epidermal growth factor receptor (EGFR) and human epidermal growth factor receptor 2 (HER2) with high potency against exon 20 insertion mutations. ORIC expects to initiate a global Phase 1/2 tumor-agnostic trial in genetically defined cancers during the second half of 2021.

“ORIC-114 is well aligned with our mission of overcoming cancer resistance by leveraging our expertise in precision oncology and key tumor dependencies, and it puts us in position for three INDs or equivalents next year,” said Jacob Chacko, M.D., president and chief executive officer of ORIC. “ORIC-114 fits with our team’s success in developing therapies for tumor-agnostic mutations, including in patients with brain metastases, and will leverage our team’s prior experience in the pioneering development of entrectinib for genetically defined cancers. We believe Voronoi’s highly selective and brain penetrant inhibitors targeting exon 20 insertion mutations may address an area of significant unmet medical need for which no FDA-approved therapies exist today.”

“We are thrilled to be partnering with ORIC to further develop our potential best-in-class EGFR/HER2 exon 20 inhibitor program,” said Daekwon Kim, chief executive officer of Voronoi. “With ORIC’s focus on developing targeted cancer therapies and their team’s prior experience in leading efforts for multiple global regulatory approvals for mutant NSCLC and tumor-agnostic indications, ORIC is an ideal partner to further the development of this program.”

Under the terms of the agreement, in exchange for an exclusive license to develop and commercialize Voronoi’s EGFR and HER2 exon 20 inhibitor program in the ORIC Territory, ORIC paid to Voronoi a one-time payment comprising $5 million in cash and $8 million in shares of ORIC common stock. The number of shares issued to Voronoi was based on a price of $28.24 per share, representing a premium of 25% to the 30-day trailing volume-weighted average trading price of ORIC’s common stock. In addition, ORIC will pay Voronoi success-based payments of up to $111 million in development and regulatory milestones and up to $225 million in sales milestones with respect to the first licensed product. If ORIC pursues a second licensed product, ORIC would pay Voronoi up to an additional $272 million in success-based milestones. ORIC will also pay tiered mid-single-digit to low double-digit royalties based on annual net sales in the ORIC Territory. ORIC will be responsible for development activities and expenses in the ORIC Territory.

Webcast and Conference Call

ORIC will host a webcast and conference call today, October 19th, at 4:30 p.m. ET. To participate in the conference call, please dial (833) 651-0991 (domestic) or (918) 922-6080 (international) and refer to conference ID: 8129902. Please join the conference call at least 15 minutes early to register. A live webcast will be available in the Investors section of the company's website at www.oricpharma.com. The webcast will be archived for 60 days following the presentation.

About ORIC-114 and Exon 20 Insertion Mutations in EGFR and HER2

The ErbB receptor tyrosine kinase family is involved in key cellular functions, including cell growth and survival. Epidermal growth factor receptor (EGFR, or ErbB1) and human epidermal growth factor receptor 2 (HER2, or ErbB2) exon 20 insertion mutations are observed across multiple solid tumors, including NSCLC, breast, gastrointestinal, bladder and other cancers. EGFR exon 20 insertion mutations are observed in approximately 2% of all patients with NSCLC and have a worse prognosis than patients with NSCLC driven by other EGFR mutations. HER2 exon 20 insertion mutations are observed in approximately 1.5% of all patients with NSCLC. Approximately one-third of patients with exon 20 insertion mutations may develop brain metastases, which contributes to poor prognosis.

ORIC-114 is a brain penetrant, orally bioavailable, irreversible inhibitor designed to selectively target EGFR and HER2 with high potency against exon 20 insertion mutations. ORIC-114 has demonstrated greater brain exposure in preclinical studies compared to other compounds being developed against exon 20 mutations and demonstrates strong anti-tumor activity in an EGFR-driven intracranial lung cancer model. Currently, there are no medicines approved by the FDA to treat tumors with EGFR or HER2 exon 20 insertion mutations. ORIC expects to initiate a global Phase 1/2 tumor-agnostic trial of ORIC-114 in genetically defined cancers in the second half of 2021.

About ORIC Pharmaceuticals, Inc.

ORIC Pharmaceuticals is a clinical stage biopharmaceutical company dedicated to improving patients’ lives by Overcoming Resistance In Cancer. ORIC’s lead product candidate, ORIC-101, is a potent and selective small molecule antagonist of the glucocorticoid receptor, which has been linked to resistance to multiple classes of cancer therapeutics across a variety of solid tumors. ORIC-101 is currently in two separate Phase 1b trials of ORIC-101 in combination with (1) Xtandi (enzalutamide) in metastatic prostate cancer and (2) Abraxane (nab-paclitaxel) in advanced or metastatic solid tumors. ORIC’s other product candidates include (1) ORIC-533, an orally bioavailable small molecule inhibitor of CD73, a key node in the adenosine pathway believed to play a central role in resistance to chemotherapy- and immunotherapy-based treatment regimens, (2) ORIC-944, an allosteric inhibitor of the polycomb repressive complex 2 (PRC2) via the EED subunit, being developed for prostate cancer, and (3) ORIC-114, a brain penetrant inhibitor designed to selectively target EGFR and HER2 with high potency against exon 20 insertion mutations, being developed across multiple genetically defined cancers. Beyond these four product candidates, ORIC is also developing multiple precision medicines targeting other hallmark cancer resistance mechanisms. ORIC has offices in South San Francisco and San Diego, California. For more information, please go to www.oricpharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding ORIC-114’s effectiveness in brain penetrance and selectivity against exon 20 insertion mutations of EGFR and HER2, the potential benefits of and activity under the license agreement between ORIC and Voronoi; development plans underlying ORIC-114, including initiation of a global Phase 1/2 tumor-agnostic trial of ORIC-114 in genetically defined cancers in the second half of 2021; the potential best-in-class nature of the EGFR and HER2 exon 20 inhibitor program, including ORIC-114; the potential advantages of ORIC’s product candidates; statements by ORIC’s president and chief executive officer; and statements by Voronoi’s chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon ORIC’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company; ORIC’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in ORIC’s plans to develop and commercialize its product candidates; the potential for clinical trials of ORIC-101, ORIC-944, ORIC-533, ORIC-114 or any other product candidates to differ from preclinical, preliminary or expected results; negative impacts of the COVID-19 pandemic on ORIC’s operations, including clinical trials; the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the license agreement; risks related to the effect of the announcement of the transaction on ORIC’s business relationships, operating results and business generally; ORIC’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; ORIC’s reliance on third parties, including Voronoi, contract manufacturers and contract research organizations; ORIC’s ability to obtain and maintain intellectual property protection for its product candidates; the loss of key scientific or management personnel; competition in the industry in which ORIC operates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in ORIC’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on August 5, 2020, and ORIC’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and ORIC assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Contact:

Dominic Piscitelli, Chief Financial Officer

dominic.piscitelli@oricpharma.com

info@oricpharma.com

Schedule 13.1

Disclosure Schedule

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